PRESS RELEASE

FOR IMMEDIATE RELEASE

ProLung, Inc. Releases Communication Urging
Stockholders Not to Respond to Consent Solicitation by Steven C. Eror

Salt Lake City, UT, August 15, 2018 – ProLung, Inc. (“ProLung” or the “Company”) today released a communication urging stockholders not to respond to the consent solicitation by Steven C. Eror. The Company announced that stockholders will soon receive consent revocation materials and a GOLD consent revocation card from the Company, which they can use to decline or revoke consent to the actions proposed by Mr. Eror. The complete text of the Company’s letter to stockholders follows:

AN IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS

Dear Stockholders:

On August 6, 2018, Steven C. Eror, along with other parties acting in concert with Mr. Eror, filed with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary consent statement on Schedule 14A, purporting to ask you, the owners of ProLung, to approve certain amendments to the Company’s First Amended & Restated Bylaws (the “Bylaws”) related to the size and composition of the Company’s Board of Directors (the “Board”) and to elect up to eight individuals nominated by Mr. Eror, including Mr. Eror himself, to the Board effective immediately. Mr. Eror’s consent solicitation is aimed at taking control of the Company. As a result, you may receive consent solicitation materials from Mr. Eror seeking your written consent to take these actions. We note that you may have also previously received materials from Mr. Eror in connection with this consent solicitation that have not, to date, been publicly filed with the SEC as required by applicable federal securities laws and regulations.

YOUR BOARD OF DIRECTORS VIGOROUSLY OPPOSES MR. EROR’S
ATTEMPT TO TAKE CONTROL OF THE BOARD AND THE COMPANY

WE STRONGLY URGE YOU NOT TO SIGN OR RETURN ANY CONSENT
CARD THAT YOU MAY RECEIVE FROM MR. EROR AND TO WAIT FOR THE GOLD CONSENT REVOCATION CARD FROM THE COMPANY

We believe that the election of Mr. Eror to the Board, along with his hand-selected group of seven nominees, would be highly detrimental to the Company and our stockholders. As previously announced, on June 27, 2018, the Company terminated Steven C. Eror as Chief Executive Officer of the Company for cause, and Mr. Eror subsequently resigned from the Board. This termination was the result of an investigation conducted by the Audit Committee of the Board, which was initiated after the Chairman of our Audit Committee received a number of confidential communications from employees identifying concerns of various types associated with Mr. Eror in his position as Chief Executive Officer. Based on evidence gathered during this investigation, the Board voted to terminate Mr. Eror’s employment for cause.

Soon, the Company will file with the SEC and send you a consent revocation statement, an accompanying GOLD consent revocation card and other communications, which will explain in more detail the Board’s reasons for terminating Mr. Eror’s employment as CEO of the Company and for opposing Mr. Eror’s attempt to gain control of the Company. Your Board recommends that you carefully review the Company’s consent revocation statement when it becomes available and all other communications that we will be sending to you regarding this matter.

We strongly urge you to WAIT for the consent revocation statement and GOLD consent revocation card from the Company. In the meantime, your Board urges you to take NO ACTION in regard to the consent solicitation conducted by Mr. Eror and others. In particular, your Board recommends that you do NOT sign or return any consent card that has been or may be sent to you by or on behalf of Mr. Eror, including any consents that you may have received that have not been filed with the SEC. If you have previously signed and returned a consent card, you can revoke it by signing, dating and returning the GOLD consent revocation card that will accompany the Company’s consent revocation statement.

Sidley Austin LLP and Parr, Brown, Gee & Loveless are serving as legal advisors to the Company.

Thank you for your continuing support.

Sincerely yours,

THE BOARD OF DIRECTORS OF PROLUNG, INC.

About ProLung, Inc.

The mission of ProLung, Inc. (“ProLung” or the “Company”) is to make a difference in time for lung cancer patients. ProLung is the world leader in innovative predictive analytics technology and non-invasive tests for the risk stratification of lung cancer. The Company develops, tests, and commercializes solutions which may shorten the time to diagnosis and expand the therapeutic window for lung cancer patients. ProLung’s predictive analytics platform for lung cancer risk stratification is approved for sale in the European Economic Area and investigational use in the USA.

Important Additional Information

ProLung, its directors and certain of its executive officers may be deemed participants in the solicitation of consent revocations from ProLung’s stockholders in connection with the consent solicitation conducted by Mr. Steven C. Eror and certain other persons acting in concert therewith (the “Consent Solicitation”). The Company intends to file a consent revocation statement and GOLD consent revocation card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of consent revocations from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH CONSENT REVOCATION STATEMENT, ACCOMPANYING GOLD CONSENT REVOCATION CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 15, 2018 contains information regarding the direct and indirect interest, by securities holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. In the event that the holdings of the Company’s securities change from the amounts provided in Exhibit 99.2, such changes will be set forth in SEC filings on Forms 3, 4 and 5, which can be found through the Company’s website at www.prolunginc.com in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s definitive proxy statement for the 2017 annual meeting of stockholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s definitive consent revocation statement and other materials to be filed with the SEC in connection with the Consent Solicitation. Stockholders will be able to obtain any consent revocation statement, any amendments or supplements to the consent revocation statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.prolunginc.com in the section “Investor Relations.”

Forward-Looking Statements

This release may contain forward-looking statements regarding projected business performance, operating results, financial condition and other aspects of the Company, expressed by such language as “expected,” “anticipated,” “projected” and “forecasted.” Please be advised that such statements are estimates only and there is no assurance that the results stated or implied by forward-looking statements will actually be realized by the Company. Forward-looking statements may be based on management assumptions that prove to be wrong. The Company and its business are subject to substantial risks and potential events beyond its control that would cause material differences between predicted results and actual results, including the Company incurring operating losses and experiencing unexpected material adverse events.